                                                                   Exhibit 10.91


                           ASSET PURCHASE AGREEMENT

                                by and between

                            Sherwood Partners, Inc.

                                 as "Seller,"

                                      and

                               drkoop.com, Inc.

                                  as "Buyer"

                            Dated: November 1, 2000

                           ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
ARTICLE I. DEFINITIONS..................................................   1

    1.1      Defined Terms..............................................   1
    1.2      Other Defined Terms........................................   8

ARTICLE II. PURCHASE AND SALE OF ASSETS.................................   8

    2.1      Transfer of Purchased Assets...............................   8
    2.2      Assumption of Liabilities..................................   8
    2.3      Excluded Liabilities.......................................   8
    2.4      Purchase Price.............................................   9
    2.5      Closing Costs; Transfer Taxes and Fees.....................  10

ARTICLE III. CLOSING....................................................  10

    3.1      Closing....................................................  10
    3.2      Conveyances at Closing.....................................  10

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER....................  11

    4.1      Organization of Seller.....................................  11
    4.2      Authorization..............................................  11
    4.3      General Assignment.........................................  11
    4.4      Purchased Assets...........................................  12
    4.5      Consents and Approvals.....................................  12
    4.6      Contracts and Commitments..................................  12
    4.7      Permits....................................................  14
    4.8      No Conflict or Violation...................................  14
    4.9      Books and Records..........................................  14
    4.10     Litigation.................................................  15
    4.11     Liabilities................................................  15
    4.12     Compliance with Law........................................  15
    4.13     No Brokers.................................................  15
    4.14     No Other Agreements to Sell the Purchased Assets...........  15
    4.15     Proprietary Rights.........................................  16
    4.16     Transactions with Certain Persons..........................  16
    4.17     Tax Returns and Payments...................................  16
    4.18     [Intentionally Omitted]............Error! Bookmark not defined.
    4.19     Service Commitments and Outstanding Bids...................  17
    4.20     Environmental and Safety Laws..............................  17
    4.21     Material Misstatements Or Omissions........................  17

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER......................  18

    5.1      Organization of Buyer.....................................   18
    5.2      Authorization.............................................   18
    5.3      No Conflict or Violation..................................   18
    5.4      Consents and Approvals....................................   18
    5.5      No Brokers................................................   18

ARTICLE VI. COVENANTS OF SELLER AND BUYER..............................   19

    6.1      Further Assurances........................................   19
    6.2      Press Releases and Public Announcements...................   19
    6.3      Transition Assistance.....................................   19
    6.4      Technology Leases.........................................   19

ARTICLE VII. CONDITIONS TO SELLER'S OBLIGATIONS........................   20

    7.1      Representations, Warranties and Covenants.................   20
    7.2      Consents; Regulatory Compliance and Approval..............   20
    7.3      Certificates..............................................   21
    7.4      Corporate Documents.......................................   21

ARTICLE VIII. CONDITIONS TO BUYER'S OBLIGATIONS........................   21

    8.1      Representations, Warranties and Covenants.................   21
    8.2      Consents; Regulatory Compliance and Approval..............   21
    8.3      Certificates..............................................   21
    8.4      Corporate Documents.......................................   21
    8.5      Conveyancing Documents; Release of Encumbrances...........   21
    8.6      Permits...................................................   22
    8.7      Tax Clearance Certificate.................................   22

ARTICLE IX. CONSENTS TO ASSIGNMENT.....................................   22

    9.1      Consents to Assignment....................................   22

ARTICLE X. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING...............   22

   10.1      Books and Records; Tax Matters............................   22
   10.2      Survival of Representations, Etc..........................   23
   10.3      Indemnifications..........................................   23
   10.4      Holdback; Remedies Generally..............................   25
   10.5      Taxes.....................................................   26

ARTICLE XI. MISCELLANEOUS..............................................   26

   11.1      Assignment................................................   26
   11.2      Notices...................................................   26
   11.3      Choice of Law.............................................   27
   11.4      Entire Agreement; Amendments and Waivers..................   27
   11.5      Multiple Counterparts.....................................   27
   11.6      Expenses..................................................   28
   11.7      Invalidity................................................   28

   11.8      Titles; Gender............................................   28
   11.9      Confidential Information..................................   28
   11.10     Cumulative Remedies.......................................   29
   11.11     Service of Process, Consent to Jurisdiction...............   29
   11.12     Attorneys' Fees...........................................   30
   11.13     Knowledge.................................................   30

                                   EXHIBITS

Exhibit

A      Bill of Sale........................................................  A-1

B      Assignment of Contract Rights.......................................  B-1

C      Assignment of Proprietary Rights....................................  C-1

D      Escrow Indemnification Agreement....................................  D-1

E      drDrew Board and Stockholder Resolutions............................  E-1

F      General Assignment..................................................  F-1

G      Dr. Drew Pinsky Employment and License Agreement....................  G-1

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement, dated as of November 1, 2000, is by and among drKoop.com, Inc., a Delaware corporation ("Buyer"), and Sherwood Partners, Inc., a California corporation ("Seller").

                                   RECITALS
                                   --------

          A. By resolutions adopted by its board of directors and the written consent of its stockholders, each attached hereto as Exhibit E, drDrew.com,
                                                     ---------
Inc., a Delaware corporation ("drDrew"), with its principal executive office located at 210 Delacey Ave., Suite 105, Pasadena, CA 91105, has transferred ownership of all of its tangible and intangible assets ("drDrew Assets") to Seller for the benefit of its creditors pursuant to that certain General Assignment, dated October 2, 2000 by and between drDrew and Seller ("General Assignment"), attached hereto as Exhibit F, pursuant to which, among other
                                 ---------
things, drDrew designated Seller as the assignee of the drDrew Assets.

          B. Seller has identified all of the drDrew Assets required to continue operating the drDrew website and Business (the "Purchased Assets"). The Purchased Assets are set forth below in Section 1.1. After consummation of the transactions contemplated under this Agreement, Seller will liquidate the remaining drDrew Assets (the "Remaining Assets"), and will undertake the winding down of drDrew, which shall include, but not be limited to, the sale of the Remaining Assets and distribution of the net proceeds from such sale to the drDrew creditors.

          C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such Purchased Assets upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS
                                  -----------

          1.1  Defined Terms.  As used herein, the terms below shall have the
               -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" shall mean any action, claim, suit, litigation, proceeding,
           ------
labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

          "Affiliate" shall have the meaning set forth in the Securities
           ---------
Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Books and Records" shall mean (a) all records and lists of drDrew
           -----------------
pertaining to the Purchased Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller relating to drDrew or the Purchased Assets or Liabilities and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to drDrew or the Purchased Assets, but excluding the originals of Seller's minute books, stock books and tax returns.

          "Business" shall mean the assets, liabilities and operations of drDrew
           --------
transferred to the Seller pursuant to the General Assignment.

          "Business Days" shall mean any date excluding Saturday, Sunday or any
           -------------
day, which shall be a day on which banking institutions are authorized by law to close or any day the Nasdaq National Market is closed.

          "Closing Date" shall mean November 1, 2000, or such other date as
           ------------
Buyer and Seller shall mutually agree upon.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Contract" shall mean any agreement, contract, note, loan, evidence of
           --------
indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller, solely as drDrew's assignee, is a party or is bound and which relates to the Business or the Purchased Assets, whether oral or written, but excluding the Lease.

          "Contract Rights" shall mean all of Seller's rights and obligations
           ---------------
under the Contracts listed in Schedule 4.6 and not rejected by Buyer and under any Contracts not so listed which Buyer, in its sole discretion, elects to accept and assume.

          "Copyrights" shall mean registered copyrights, copyright applications
           ----------
and unregistered copyrights held in drDrew's name, transferred to the Seller pursuant to the General Assignment or otherwise related or necessary to the operation of the Business.

          "Court Order" shall mean any judgment, decision, consent decree,
           -----------
injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

          "Default" shall mean (a) a breach of or default under any Contract or
           -------
Lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

          "Disclosure Schedule" shall mean a schedule executed and delivered by
           -------------------
Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" shall mean all Regulations which regulate or
           ------------------
relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Materials or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

          "Facilities" shall mean all offices, stores, warehouses, improvements,
           ----------
administration buildings, and all real property and related facilities related to or used in the operation of the Business.

          "Former Facility" shall mean each office, store, warehouse,
           ---------------
improvement, administrative building and all real property and related facilities that was owned, leased or operated by Seller or related to the Business at any time prior to the date hereof, but excluding any Facilities.

          "Liabilities" shall mean any direct or indirect liability,
           -----------
indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other, but excluding the Excluded Liabilities.

          "Material Adverse Effect" or "Material Adverse Change" shall mean with
           -----------------------      -----------------------
respect to the Business or the Purchased Assets any adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Purchased Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "material adverse effect" or "material adverse change."

          "Ordinary Course of Business" or "Ordinary Course" or any similar
           ---------------------------      ---------------
phrase shall mean the ordinary course of the Business and consistent with drDrew's past practice.

          "Patents" shall mean all patents and patent applications and
           -------
registered design and registered design applications.

          "Permits" shall mean all licenses, permits, franchises, approvals,
           -------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

          "Pre-Closing Tax Period" shall mean (i) any Tax period ending on or
           ----------------------
before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

          "Proprietary Rights" shall mean all of Seller's Copyrights, Patents,
           ------------------
Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights necessary to operate the drDrew website and the Business.

          "Purchased Assets" shall mean all of Seller's right, title and
           ----------------
interest in and to the following:

          (a)  Customer and Subscriber Lists. All of drDrew's web site
               -----------------------------
               subscriber information, customer and prospect lists, including all data and databases regarding such web site subscribers, customers and prospects. Upon the Closing, Buyer shall acquire and have sole and exclusive ownership of, access to and use of all customer lists, databases and other information described in
               Schedule 1.1(a).

          (b)  Contracts.  All of the Contract Rights under the Contracts set
               ---------
forth in Schedule 4.6.

          (c)  Technology; Products.  All of Seller's rights, title and interest
               --------------------
               in and to the software products (the "Software Products") developed by the drDrew engineers and used on the drDrew web site, including but not limited to the following:

               (i)  "Chat"--Community chat tool;
                       Format: C code, source and binary available.
                       Components: Combination of Apache C module, IRC gateway buffer application, and IRC Efnet Hybrid code.

               (ii) "Messageboards"--Web-based usenet tool;
                       Format:  Embedded Perl code, source available.

                       Components: Embedded Perl code along with Oracle DB tables.

               (iii)  "Instant Messaging"--Web-based user paging tool;
                         Format: Embedded Perl code and C code, source and binary available.
                         Components: Apache C module, Embedded Perl, and Oracle DB tables.

               (iv)   "Hook'd Up"--Web-based anonymous user crush tool;
                         Format: Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables, Oracle DB triggers.

               (v)    User web-based e-mail--web-based e-mail system;
                         Format: Embedded Perl code, source available.
                         Components: Embedded Perl code, flat file format.

               (vi)   "Diet and Fitness Journal"--Web-based diet and fitness
                         utility;
                         Format: Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables.

               (vii)  "Admintools"--Content management software
                         Format: Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables.

               (viii) Home Page creation tools - Web-based user homepage
                         creation utility.
                         Format:  Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables, flat data files.

               (ix)   "Guestbook" - Web-based guestbook utility.
                         Format:  Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables, flat data files.

               (x)    "Buddy List" - Web-based buddy tracking utility.
                         Format:  Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables.

               (xi)   "Who's Online" - Web-based member search utility.
                         Format: Embedded Perl code, source available.
                         Components: Embedded Perl code, Oracle DB tables, Oracle batch jobs.

          (d)  Site Content.  All of Seller's rights, title and interest in the
               ------------
               content Drew employees and contractors created exclusively for the drDrew web site, including up to (i) five hundred sixty-nine
               (569) "Question of the Day" articles, (ii) one hundred ninety-eight (198) "Health Brief" articles, (iii) one hundred seventy-five (175) "Celebrity Stories," (iv) fifty-five "55 Five Minutes With ..." articles, (v) seventy-seven (77) movie reviews, (vi) ninety-four (94) music reviews, and (vii) forty-eight (48) book reviews.

          (e)  Proprietary Rights. All of Seller's rights, title and interest in
               ------------------
               and to all Proprietary Rights.

          (f)  Domain Name; Web Site.  All of Seller's rights, title and
               ---------------------
               interest in and to the drDrew web site, and the associated scripts, files and databases (the contents of such databases are as set forth in Schedule 1.1(f)) required to recreate and operate a completely functioning version of such site, and the exclusive right to use the name "drDrew.com," "doctordrew.com," "drivemecrazytour.com," and "drivemecrazyvantour.com" or any variations thereof, except as may otherwise be restricted by the Dr. Drew Pinsky Employment and License Agreement, as amended, attached hereto as Exhibit G, and the exclusive right for Buyer
                                  ---------
               to hold itself out as the successor to the drDrew business.

          (g)  Webcasts. The fifty-five (55) webcasts featuring Dr. Drew
               --------
               Pinsky's celebrity interviews, panel discussions and speeches (the "Webcasts") set forth in Schedule 1.1(g). All such Webcasts are archived on the current drDrew web site.

          (h)  all Books and Records;

          (i)  all Proprietary Rights;

          (j)  to the extent transferable, all Permits;

          (k)  all computer hardware and software, including

               (i) Three (3) Sun E250 servers each with 2 gigabyte memory and two (2) 18 gigabyte hard drives;

               (ii) One (1) Sun E450 server with 4 gigabyte memory and two (2) 18 gigabyte hard drives and two (2) fiber channel Ethernet boards;

               (iii) Three (3) Clone rack mount Intel based personal computers;

               (iv) Network Appliances file server, which includes the controller and five (5) disk shelves containing twenty-eight (28) 18 gigabyte hard drives;

               (v)   Cisco PIX 520 firewall with 2 interface boards; and

               (vi) Two (2) Sun Ultra 5 workstations each containing a .5 gigabyte memory and one (1) 9 gigabyte hard drive.

          (l)  that certain Massachusetts Mutual Policy No. 11605794;

          (m) all available sales literature, promotional literature, customer, supplier and distributor lists, art work, display units and purchasing records related to the Business; and

          (n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the assets or services furnished to Seller pertaining to the Business or affecting the assets, to the extent such warranties, representations and guarantees are assignable.

          "Regulations" shall mean any laws, statutes, ordinances, regulations,
           -----------
rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, agent, employee or other representative.

          "Tax" shall mean any federal, state, local, foreign or other tax,
           ---
levy, impost, fee, assessment or other similar charge, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, interest, penalties and additions in connection therewith.

          "Tax Return" shall mean any report, return, document, declaration or
           ----------
other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Trademarks" shall mean registered trademarks, registered service
           ----------
marks, trademark and service mark applications and unregistered trademarks and service marks related to or used in connection with the Business.

          "Treasury Regulations" shall mean the Treasury Regulations promulgated
           --------------------
under the Code.

          1.2  Other Defined Terms.  The following terms shall have the meanings
               -------------------
defined for such terms in the Sections set forth below:

          Term                                    Section
          ----                                    -------

          Allocation                              2.4(d)
          Assumed Liabilities                     2.2
          Cash Consideration                      2.4(a)
          Claim                                   10.3(d)
          Claim Notice                            10.3(d)
          Closing                                 3.1
          Confidential Information                11.9
          Damages                                 10.3(a)
          Escrow Amount                           2.4(c)
          Escrow Indemnification Agreement        2.4(c)
          Escrow Fund                             2.4(c)
          Excluded Liabilities                    2.3
          Hazardous Materials                     4.19
          Purchase Price                          2.4(b)
          Stock Consideration                     2.4(b)
          Technology Leases                       6.4


                                  ARTICLE II.

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          2.1  Transfer of Purchased Assets.  Upon the terms and subject to the
               ----------------------------
conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Purchased Assets, free and clear of all Encumbrances.

          2.2  Assumption of Liabilities.  Upon the terms and subject to the
               -------------------------
conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the "Assumed Liabilities"): all Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts listed in Schedule 4.6, and not rejected by Buyer, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date.

          2.3  Excluded Liabilities.  Notwithstanding any other provision of
               --------------------
this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller or drDrew, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

          (a) Any Liability to or in respect of any employees or former employees of drDrew including without limitation (i) any employment agreement, whether or not written, between drDrew and any person, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to drDrew or under which Seller, as assignee, or drDrew may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and
(iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

          (b)  Any Liability of Seller in respect of any Tax;

          (c) Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

          (d) Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Purchased Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

          (e) Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Seller pursuant to Article X hereof); and

          (f)  Any Liability related to any Former Facility.

          2.4  Purchase Price.
               --------------

          (a)  Cash Consideration.  At the Closing, upon the terms and subject
               ------------------
to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Cash Consideration"), by check payable to Seller or by wire transfer of immediately available funds to an account designated by Seller and shall assume the Assumed Liabilities pursuant to this Agreement.

          (b) Stock Consideration; Escrow Account. Within thirty (30) days of the Closing Date, Buyer shall deliver to Seller a stock grant for One Million Five Hundred Eighty-One Thousand (1,581,000) shares of Buyer's common stock (the "Stock Consideration," together with the Cash Consideration, the "Purchase Price").

          (c) Escrow Indemnification Agreement; Escrow Fund. In order to establish a procedure for the satisfaction of Buyer's claims for indemnification pursuant to Section 10.3 of this Agreement (up to the Escrow Amount (as defined below)), the Seller and Buyer shall enter into an escrow indemnification agreement (the "Escrow Indemnification Agreement") in the form attached hereto as Exhibit D, pursuant to which the Stock Consideration (the "Escrow Amount")
   ---------
shall be held in or made subject to an escrow fund (the "Escrow Fund") for a period of one hundred twenty (120) days from the delivery of the Stock Consideration

           (d) The Purchase Price shall be allocated among the Purchased Assets for all purposes (including financial accounting and tax purposes) in the manner determined by the Buyer within 30 calendar days of the Closing Date and in the manner required by Section 1060 of the Code and Treasury Regulations thereunder. The parties agree to revise such allocation in the event the Purchase Price is adjusted pursuant to Section 2.4(c) hereof (such allocation, as revised, the "Allocation"). Seller and Buyer agree to (i) be bound by the Allocation, (ii)
 ----------
act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

         2.5  Closing Costs; Transfer Taxes and Fees.  Seller shall be
              --------------------------------------
responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of Purchased Assets provided hereunder. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Seller shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.


                                 ARTICLE III.

                                    CLOSING
                                    -------

         3.1  Closing.  The Closing of the transactions contemplated herein
              -------
(the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins at 633 W. Fifth St., Suite 4000, Los Angeles, CA 90071, unless the parties hereto otherwise agree.

         3.2  Conveyances at Closing.
              ----------------------

           (a)   Instruments and Possession.  To effect the sale and transfer
                 --------------------------
referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

           (i) one or more bills of sale, in the form attached hereto as Exhibit A, conveying in the aggregate all of drDrew's owned personal property
---------
included in the Purchased Assets;

           (ii) subject to Section 9.1, Assignment of Contract Rights, in the form attached hereto as Exhibit B, with respect to the Contract Rights;
                        ---------

           (iii) Assignment of Proprietary Rights (including an assignment of all of Seller's rights, title and interest to the name "drDrew.com," "drDrew," "doctordrew.com," "drivemecrazytour.com," or "drivemecrazyvantour.com," and all variations thereof) each in the form attached hereto as Exhibit C, in recordable
                                                        ---------
form to the extent necessary to assign such rights;

               (iv) such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

               (b)  Form of Instruments.  To the extent that a form of any
                    -------------------
document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Buyer.

               (c)  Certificates.  Buyer and Seller shall deliver the
                    ------------
certificates and other matters described in Articles VII and VIII.

               (d)  Consents.  Subject to Section 9.1, Seller shall deliver all
                    --------
Permits and any other third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

               Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

               4.1  Organization of Seller.  Seller is a corporation duly
                    ----------------------
organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. drDrew is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. drDrew is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Purchased Assets or the Business. Copies of the articles or certificate of incorporation, as the case may be, and Bylaws of Seller and drDrew, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.

               4.2  Authorization.  Seller has all requisite corporate power and
                    -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the boards of directors and shareholders of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms.

               4.3  General Assignment. Each of drDrew and the Seller has all
                    ------------------
requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this General Assignment, to consummate the transactions contemplated thereby and to perform their respective obligations thereunder. The execution and delivery of the General

Assignment by drDrew and the consummation by drDrew of the transactions contemplated thereby have been duly approved by the board of directors of and stockholders of drDrew. The execution and delivery of the General Assignment by the Seller and the consummation by the Seller of the transactions contemplated thereby have been duly approved by the board of directors of the Seller. No other corporate proceedings on the part of drDrew or the Seller are necessary to authorize the General Assignment and the transactions contemplated thereby. The General Assignment has been duly executed and delivered by drDrew and the Seller and is the legal, valid and binding obligations of drDrew and the Seller enforceable against each of them in accordance with its terms. The General Assignment is valid, binding and enforceable in accordance with its terms. Seller and drDrew have each fulfilled, or taken all action necessary to enable each of them to fulfill when due, all of their respective obligations under the General Assignment. Each of the Seller and drDrew has complied in all material respects with the provisions of the General Assignment, no party is in Default thereunder and no notice of any claim of Default has been given to Seller or drDrew.

               4.4  Purchased Assets.
                    ----------------

               (a) Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. The Purchased Assets include, without limitation, all Assets necessary for the conduct of the Business. All tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

               (b) The Seller has retained Stratagem Partnering, a California corporation with principal offices at One Sansome St., San Francisco, California 94104 ("Stratagem") to solicit offers from potential purchasers to purchase the
        ---------
Purchased Assets. News of the asset sale also appeared in local and national publications, providing additional interested third parties an opportunity to submit an offer. Stratagem, on behalf of the Seller or on behalf of drDrew.com, has contacted 20 or more potential purchasers of the Purchased Assets and solicited offers to purchase the Purchased Assets and the Business from such entities. Stratagem has received and has presented to Seller, two written offers to purchase the Purchased Assets, not including the offer submitted by Buyer.

               4.5  Consents and Approvals. Except as disclosed on Schedule 4.5,
                    ----------------------
no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

               4.6  Contracts and Commitments.
                    -------------------------

          (a)    Contracts.  Schedule 4.6 sets forth a complete and accurate
                 ---------
list of all of the Contracts relating to drDrew or the operation of the Business, including but not limited to the following categories:

          (i)    Contracts not made in the ordinary course of business;

          (ii) Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of drDrew or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller, as assignee, any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (iii) All distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Purchased Assets or the Business;

          (iv) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

          (v) All contracts involving future expenditures or Liabilities, actual or potential, material to the Business or the Purchased Assets and not cancelable (without Liability) within 30 calendar days;

          (vi) Contracts or commitments relating to commission arrangements with others;

          (vii) All promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money relating to the Business whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Purchased Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of its products);

          (viii) Contracts, relating to the Business or the Purchased Assets, containing covenants limiting the freedom of Seller or any officer, director, shareholder or affiliate of Seller, to engage in any line of business or compete with any person;

          (ix) Any Contract with the United States, state or local government or any agency or department thereof; and

          (x) Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed in Schedule 4.6, including all amendments and supplements thereto.

          (b)    Absence of Defaults.  All of the Contracts set forth in
                 -------------------
Schedule 4.6 to which Seller is party or by which it or any of the Purchased Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Seller. Seller has no reason to believe that the products and services called for by any unfinished Contract set forth in
Schedule 4.6 cannot be supplied in accordance with the terms of such Contract, including time specifications, and have no reason to believe that any unfinished Contract will upon performance by Seller result in a loss to Seller.

          4.7  Permits.
               --------

           (a) Schedule 4.7 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Seller. Seller has, and at all times has had, all Permits required under any Regulation in the operation of the Business or in the ownership of the Purchased Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a material adverse effect on the Purchased Assets or the Business. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

           (b) Except as disclosed in Schedule 4.7 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

          4.8  No Conflict or Violation.  Neither the execution, delivery or
               ------------------------
performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of its Articles of Incorporation or Bylaws, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Purchased Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which the Purchased Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Purchased Assets or the Business, except in the case of each of clauses (a), (b), (c) and
(d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the Purchased Assets, the Business or on the ability of Seller to consummate the transactions contemplated hereby.

          4.9  Books and Records.  The minute books of drDrew and, as
               -----------------
applicable, Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of drDrew and by the shareholders, board of directors and committees of the board of directors of Seller after the transfer of the Drew Assets pursuant to the General Assignment. The copies of the stock book records of drDrew previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in drDrew's or Seller's stock, as the case may be, through and including the date hereof.

          4.10      Litigation.  Except as set forth in Schedule 4.10, there are
                    ----------
no Actions pending, threatened or anticipated (a) against, related to or affecting (i) Seller, drDrew, the Business or the Purchased Assets (including with respect to Environmental Laws), (ii) any officers or directors of drDrew or Seller as such, or (iii) any shareholder of drDrew or Seller in such shareholder's capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability, or (d) in which drDrew or Seller is a plaintiff, including any derivative suits brought by or on behalf of drDrew or Seller. drDrew or Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, drDrew, the Business or the Purchased Assets. There is not a reasonable likelihood of an adverse determination of any pending Actions.

          4.11      Liabilities.  Other than Excluded Liabilities, Seller has no
                    -----------
Liabilities due or to become due, except (a) Liabilities arising in the ordinary course of business under Contracts, the Lease, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts, the Lease and Permits which are not required to be disclosed on the Disclosure Schedule) and (b) Liabilities incurred in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Purchased Assets.

          4.12      Compliance with Law.  Seller and the conduct of the Business
                    -------------------
have not violated and are in compliance with all Regulations and Court Orders relating to the Purchased Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Purchased Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and Seller is not aware of any existing circumstances which are likely to result in violations of any of the foregoing which failure or violation could, in any one case or in the aggregate, have a material adverse effect on the Purchased Assets of the Business.

          4.13      No Brokers.  Neither Seller nor any of its officers,
                    ----------
directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

          4.14      No Other Agreements to Sell the Purchased Assets.  Neither
                    ------------------------------------------------
Seller nor any of its officers, directors, shareholders or affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets, to sell or effect a sale of a majority of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

          4.15      Proprietary Rights.
                    ------------------

            (a)     Proprietary Rights.  Schedule 4.15 lists all of Seller's
                    ------------------
Proprietary Rights in the Business and the Purchased Assets. The Proprietary Rights listed in the Disclosure Schedule are all those used in connection with the Business. There are no Patents (including any and all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever.

            (b)     Royalties and Licenses.  Seller does not have any obligation
                    ----------------------
to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not .

            (c)     Ownership and Protection of Proprietary Rights. Seller owns
                    ----------------------------------------------
or has a valid right to use each of the Proprietary Rights. All of the pending Patent applications have been duly filed. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Trademarks. No other person (i) has the right to use any of Seller's Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the best of Seller's knowledge, is infringing upon any such Proprietary Rights in any way. Seller's use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller's, or Buyer's, as the case may be, right to sell products or services of Seller or Buyer, as the case may be, in connection with the Business.

          4.16      Transactions with Certain Persons.  No officer, director or
                    ---------------------------------
employee of Seller nor any member of any such person's immediate family is presently, or within two (2) years has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by,
(b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

          4.17      Tax Returns and Payments.  Seller or drDrew, as applicable,
                    ------------------------
has timely filed, or has had timely filed on its behalf, all material Tax Returns that it was required to file. Such Tax Returns were compete and correct in all material respects. Seller or drDrew, as applicable, has timely paid, or has had timely paid on its behalf, all Taxes in respect of the Pre-

Closing Period. All Taxes that Seller or drDrew has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Tax authority. Seller or drDrew has not requested any extension of time within which to file any material Tax Returns that have not been filed. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Purchased Assets. None of the Purchased Assets, directly or indirectly, secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the TRA of 1986. None of the Purchased Assets is "tax exempt bond financed property" or "tax exempt use property" within the meaning of Section 168 of the Code.

          4.18      [Intentionally omitted]

          4.19      Service Commitments and Outstanding Bids. As of the date of
                    ----------------------------------------
this Agreement, the aggregate of all accepted and unfulfilled orders for services entered into by drDrew is at least $81,667, all of which orders and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against Seller to refund any customer funds by reason of alleged defective or poor service, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Purchased Assets which will or would, if accepted, have a material adverse effect, individually or in the aggregate, on the Business or the Purchased Asset.

          4.20      Environmental and Safety Laws. Neither Seller nor drDrew is
                    -----------------------------
in violation of any applicable statue, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Seller or drDrew or, to Seller's knowledge after reasonable investigation, by any other person or entity or any property owned, leased or used by Seller. For the purposed of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) petroleum products or nuclear materials.

          4.21      Material Misstatements Or Omissions. No representations or
                    -----------------------------------
warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Seller has disclosed all events, conditions and facts materially affecting the Business, prospects and financial condition of Seller.

                                  ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, to:

          5.1       Organization of Buyer.  Buyer is a corporation duly
                    ---------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2       Authorization.  Buyer has all requisite corporate power and
                    -------------
authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer and the shareholders of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

          5.3       No Conflict or Violation. Neither the execution, delivery or
                    ------------------------
performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

          5.4       Consents and Approvals. No notice to, declaration, filing or
                    ----------------------
registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          5.5       No Brokers. Neither Buyer nor any of its officers,
                    ----------
directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                                  ARTICLE VI.
                         COVENANTS OF SELLER AND BUYER
                         -----------------------------

          Seller and Buyer each covenant with the other as follows:

          6.1       Further Assurances.  From time to time, as and when
                    ------------------
requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          6.2       Press Releases and Public Announcements.
                    ---------------------------------------

          (a) Neither party shall issue any press release or make any disclosure or public announcement relating to the terms of this Agreement or relating to the other party without the prior written approval of such party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation.

          (b) Within thirty (30) calendar days of the Closing Date, Seller and Buyer shall issue a mutually agreeable joint press release regarding the sale of the Business by Seller to Buyer.

          6.3       Transition Assistance. In order to facilitate the successful
                    ---------------------
transition of the Purchased Assets from Buyer to Seller, Seller agrees to make available to Buyer one former drDrew technical employee, Khanh Nguyen, former chief technology officer of drDrew, who will assist with the transfer and operation of the drDrew.com website, and two former drDrew employees, Curtis Giesen, former chief executive officer of drDrew, and Sara Buffington, a former marketing manager of drDrew, who will assist with the closing of the Business, with the understanding that Buyer will compensate such individuals for providing such assistance, the amount of such compensation to be negotiated between Buyer and each individual.

          6.4       Technology Leases. Seller agrees that from the Closing Date
                    -----------------
until November 30, 2000 it shall, or it shall cause drDrew.com to, pay any and all amounts that become due under, and shall at all times remain in compliance with the material terms of, the following technology leases:

          (a) Cisco Systems Capital Corporation Lease # 72100003AA dated 8/23/99 (monthly payment: $3,175);

          (b) Cisco Systems Capital Corporation Lease # 72200753AA dated 2/11/00 (monthly payment: $20,890);

          (c) Leasing Technologies International dated 11/29/99 (monthly payment: $4,886);

          (d) Sun Microsystems Finance Lease # 64600253 dated 3/23/00 (monthly payment: $2,892);

          (e) Sun Microsystems Finance Lease # 64309083 dated 3/23/00 (monthly payment: $11,536);

          (f) InterNAP Network Services Corporation dated 1/20/00 (monthly payment: $10,000); and

          (g) NEXTLINK Communications, Inc. dated 3/2/2000 (monthly payment: $8,000)

(the "Technology Leases").  Seller agrees to provide Buyer the right to use the
      -----------------
property leased pursuant to the Technology Leases from the Closing Date until November 30, 2000, in connection with the operation of the Business. Seller expressly agrees to retain all liabilities under the Technology Leases. Buyer agrees to pay $61,379 in cash to Seller on the Closing Date in consideration of the covenants of Buyer set forth herein and Seller agrees to pay to each lessor under each of the Technology Leases on or prior to November 30, 2000, the respective monthly payments listed in clauses (a) through (g) above next to each such Technology Lease.

                                 ARTICLE VII.
                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

          The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

          7.1       Representations, Warranties and Covenants.  All
                    -----------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

          7.2       Consents; Regulatory Compliance and Approval.  All consents,
                    --------------------------------------------
approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Purchased Assets to Buyer as contemplated hereby shall have been obtained, unless (a) the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller, (b) Seller indemnifies Buyer with respect thereto or (c) with respect to any Asset, Buyer determines that such Asset shall be excluded from the transfers consummated at the Closing (in which case the consideration to be paid by Buyer shall be reduced by the amount allocated to such Purchased Asset. Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

          7.3       Certificates.  Buyer shall furnish Seller with such
                    ------------
certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

          7.4       Corporate Documents.  Seller shall have received from Buyer
                    -------------------
resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby or thereby, certified by Buyer's corporate secretary.

                                 ARTICLE VIII.
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

          8.1       Representations, Warranties and Covenants.  All
                    -----------------------------------------
representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

          8.2       Consents; Regulatory Compliance and Approval.  All Permits,
                    --------------------------------------------
consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Lease and Contracts to be assumed by Buyer) shall have been obtained. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

          8.3       Certificates.  Seller shall furnish Buyer with such
                    ------------
certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

          8.4       Corporate Documents.  Buyer shall have received from Seller
                    -------------------
resolutions adopted by its board of directors approving this Agreement and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary.

          8.5       Conveyancing Documents; Release of Encumbrances.  Seller
                    -----------------------------------------------
shall have executed and delivered each of the documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Purchased Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

          8.6       Permits. Buyer shall have obtained or been granted the right
                    -------
to use all Permits necessary to its operation of the Business.

          8.7       Tax Clearance Certificate. Seller shall provide Buyer with a
                    -------------------------
clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

                                  ARTICLE IX.
                            CONSENTS TO ASSIGNMENT
                            ----------------------

          9.1       Consents to Assignment.  Anything in this Agreement to the
                    ----------------------
contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.1 shall affect Buyer's right to terminate this Agreement under Section 8.2 in the event that any consent or approval to the transfer of any Purchased Asset is not obtained.

                                  ARTICLE X.
                          ACTIONS BY SELLER AND BUYER
                          ---------------------------
                               AFTER THE CLOSING
                               -----------------

          10.1      Books and Records; Tax Matters.
                    ------------------------------

          (a)       Books and Records.  Buyer and Seller agree to furnish or
                    -----------------
cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Seller or Buyer, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all Books and Records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before destroying any such Books and Records, during which period the party receiving such notice can elect to take possession, at its own expense, of such Books and Records, Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

          (b)       Cooperation and Records Retention.  Seller shall be
                    ---------------------------------
responsible for and shall promptly pay when due all Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Period. All Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Posting-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes attributable to the Purchased Assets that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 10.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section 10.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

          (c)       Preparation of Form W-2's. Pursuant to Revenue Procedure 84-
                    -------------------------
77 (1984-2 C.B. 753), provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.

          (d) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any Liability for Taxes, other than Assumed Liabilities; provided,
                                                                   --------
however, this covenant shall not apply to that portion (or all) of any debt that
-------
Seller is contesting in good faith.

          10.2      Survival of Representations, Etc.  All of the
                    --------------------------------
representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) one hundred twenty days following the Closing. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

          10.3      Indemnifications.
                    ----------------

          (a)       By Seller.  Seller shall indemnify, save and hold harmless
                    ---------
Buyer, its affiliates and subsidiaries, and its Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising
                               -------
out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability or (iv) any Liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Purchased Assets.

          The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

          (b)       By Buyer.  Buyer shall indemnify and save and hold harmless
                    --------
Seller, its affiliates and subsidiaries, and its Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability.

          (c)       Cooperation.  The indemnified party shall cooperate in all
                    -----------
reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own
                   --------  -------
cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (d)       Defense of Claims.  If a claim for Damages (a "Claim") is to
                    -----------------                              -----
be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 10.2, give written notice (a "Claim Notice") to the indemnifying party
                                      ------------
as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised
                    --------  -------
or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          (e)       Buyer's Right of Offset.  Anything in this Agreement to the
                    -----------------------
contrary notwithstanding, Buyer may withhold and set off against any other amounts otherwise due Seller any amount as to which Seller is obligated to indemnify Buyer pursuant to any provision of this Section 10.3.

          (f)       Limitations.
                    -----------

          (i) Notwithstanding anything to the contrary herein, the maximum amount of Damages for which Buyer shall be liable under this Agreement shall be limited to One Million Four Hundred Twenty Two Thousand Nine Hundred Dollars ($1,422,900) (the "Buyer Indemnification Cap").
                   -------------------------

          (ii) Notwithstanding anything to the contrary herein, the maximum amount of Damages for which Seller shall be liable under this Agreement shall be limited to the cash value of the Escrow Fund. For purposes of this Section 10.3(f), the per share value of the Stock Consideration comprising the Escrow Fund shall be $.90 per share.

          (g)       Representatives.  No individual Representative of any party
                    ---------------
shall be personally liable for any Damages under the provisions contained in this Section 10.3. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          10.4      Holdback; Remedies Generally.  Absent a showing of fraud,
                    ----------------------------
the terms and conditions contained in this Article X shall apply to and be the sole remedy for any claim for money Damages available to Buyer or Seller for breach of any of representations, warranties, covenants and agreements contained herein and Buyer and Seller shall have no recourse against Seller or its Representatives or Buyer or its Representatives, respectively, for any Claim for money damages, except to the Escrow Fund, in the case of Claims brought by Buyer, or in the amount of the Buyer Indemnification Cap, in the case of Claims brought by Seller; provided,
                                                                    --------
however, that nothing herein shall preclude a party from exercising its rights
-------
under this Agreement and applicable law to such equitable remedies, including without limitation, specific performance and injunctions. Except as specifically limited in accordance with the immediately preceding sentence, the remedies provided to an indemnified Party herein shall be cumulative and shall not preclude an indemnified Party from asserting any other rights or seeking any other remedies against an indemnitor or his, her or its respective heirs, successors and assigns.

          10.5      Taxes.  Seller shall pay, or cause to be paid, when due all
                    -----
Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

                                  ARTICLE XI.
                                 MISCELLANEOUS
                                 -------------

          11.1      Assignment.  Neither this Agreement nor any of the rights or
                    ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

          11.2      Notices.  All notices, requests, demands and other
                    -------
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g.,
                                                                         ----
Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to Seller:

                 Sherwood Partners, Inc.
                 1849 Sawtelle Blvd., Suite 543
                 Los Angeles, CA  90025-7011
                 Telephone:  (310) 477-8990
                 Facsimile:  (310) 477-8402
                 Attention:  Martin Pichinson

          With a copy to:

                 Sulmeyer, Kupetz, Baumann & Rothman
                 300 S. Grand Avenue, 14th Floor
                 Los Angeles, CA 90071
                 Telephone:  (213) 626-2311
                 Facsimile:  (213) 629-4520
                 Attention:  David Kupetz, Esq.

          If to Buyer, addressed to:

                 drkoop.com, Inc.
                 7000 North Mopac, Suite 400
                 Austin, TX  78731
                 Telephone:  (512) 583-5667
                 Facsimile:  (512) 583-5727
                 Attention: Edward Cespedes

          With a copy to:

                 Latham & Watkins
                 633 W. Fifth St., Suite 4000
                 Los Angeles, CA  90071
                 Telephone:  (213) 485-1234
                 Facsimile:  (213) 891-8763
                 Attention: W. Alex Voxman, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          11.3      Choice of Law.  This Agreement shall be construed,
                    -------------
interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law).

          11.4      Entire Agreement; Amendments and Waivers.  This Agreement,
                    ----------------------------------------
together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.5      Multiple Counterparts.  This Agreement may be executed in
                    ---------------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.6      Expenses.  Except as otherwise specified in this Agreement,
                    --------
each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

          11.7      Invalidity.  In the event that any one or more of the
                    ----------
provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          11.8      Titles; Gender.  The titles, captions or headings of the
                    --------------
Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

          11.9      Confidential Information.
                    ------------------------

          (a)       No Disclosure.  The parties acknowledge that the transaction
                    -------------
described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 6.2.

          (b)       Preservation of Confidentiality.  In connection with the
                    -------------------------------
negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to Seller, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective Representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by Buyer in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives, (ii) was within Buyer's possession prior to its being furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information or (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

          (c) Buyer shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Buyer shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Buyer shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, Buyer shall immediately notify Seller in writing and take all reasonable steps required to prevent further disclosure.

          (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall, and shall cause its Representatives to, return to Seller all Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer by Seller in connection with the transactions contemplated hereby.

          (e) If Buyer or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Buyer shall provide Seller with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Buyer or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Buyer may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Buyer uses its reasonable efforts to preserve the
           --------
confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          11.10     Cumulative Remedies.  All rights and remedies of either
                    -------------------
party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          11.11     Service of Process, Consent to Jurisdiction.
                    -------------------------------------------

          (a)       Service of Process.  Each parties hereto irrevocably
                    ------------------
consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

          (b)       Consent and Jurisdiction.  Each party hereto irrevocably and
                    ------------------------
unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California; (2) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such

Shareholder may have to the laying of venue of any such suit, action or proceeding in any such court.

          11.12     Attorneys' Fees.  If any party to this Agreement brings an
                    ---------------
action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

          11.13     Knowledge.  Whenever a phrase herein is qualified by "to the
                    ---------
best of Seller's knowledge," or a similar phrase, such phrase indicates that such persons have no current actual knowledge of the accuracy of such statement.

                           (Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELLER                                  BUYER

By /s/ Martin Pichinson                 By /s/ Richard Rosenblatt
  ---------------------------             ---------------------------

Name:________________________           Name:________________________

Its__________________________           Its__________________________

                                   EXHIBIT A

                                 BILL OF SALE
                                 ------------

          For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sherwood Partners, Inc., a California corporation ("Seller"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to drkoop.com, Inc., a Delaware corporation ("Buyer"), all right, title and interest in and to the Purchased Assets as such terms are defined in the Asset Purchase Agreement dated as of November 1, 2000, by and between Seller and Buyer (the "Agreement"). Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

          This Bill of Sale is being executed and delivered by Seller as of the Closing Date pursuant to the terms of the Agreement. Executed at ________________________________, this ______ day of ___________, _______.

                                    _____________________________

                                    By __________________________

                                    Its___________________________

STATE OF ______________________ )
                                ) ss.
COUNTY OF _____________________ )

On _____________________, before me, __________________, personally appeared
_____________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                      WITNESS my hand and official seal.

                   _________________________________  [SEAL]
                         Notary Public in and for said
                           County and State

                                   EXHIBIT B

                         ASSIGNMENT OF CONTRACT RIGHTS
                         -----------------------------

          For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sherwood Partners, Inc., a California corporation ("Seller"), does hereby assign, grant, bargain, sell, convey and transfer to drkoop.com, Inc., a Delaware corporation, all of Seller's right, title and interest in and to the following contracts which drDrew.com assigned to it pursuant to the General Assignment:

          (a) that certain contract dated April 1, 2000, between iTurf, Inc., and Seller, together with all amendments and clarifications attached thereto (the "Contract") entitled "Web Content Mutual License Agreement."

          (b) that certain contract dated January 24, 2000, between Yahoo, Inc., and Seller, together with all amendments and clarifications attached thereto (the "Contract") entitled "Yahoo! Inc. Content License Agreement."

          (c) that certain contract dated June 19, 2000, between RealNetworks, Inc., and Seller, together with all amendments and clarifications attached thereto (the "Contract") entitled "RealNetworks, Inc. TS Show Agreement."

          (d) that certain letter agreement dated August 8, 2000, between Uzone/28th Street Publishing, and Seller, together with all amendments and clarifications attached thereto (the "Contract").

          (e) that certain contract dated May 1, 2000, between College Broadcast, Inc., and Seller, together with all amendments and clarifications attached thereto (the "Contract") entitled "Sitelink Agreement."

          (f) that certain letter agreement executed as of January 26, 2000, between Planned Parenthood Federation of America, and Seller, together with all amendments and clarifications attached thereto (the "Contract").

          (g) that certain undated license agreement between Oracle, and Seller, together with all amendments and clarifications attached thereto (the "Contract") entitled "Oracle License Terms."

          (h) that certain insertion order dated September 7, 2000, between ONDCP, and Seller, together with all amendments and clarifications attached thereto (the "Contract").

          (i) that certain insertion order dated October 3, 2000, between BMG, and Seller, together with all amendments and clarifications attached thereto (the "Contract").

          (j) that certain insertion order dated December 3, 1999, between Glaxo, and Seller, together with all amendments and clarifications attached thereto (the "Contract").

          (k) that certain undated contract between Seller and Registered Users of drDrew.com, together with all amendments and clarifications attached thereto entitled "Terms and Conditions" (the "Contract").

          Executed at _____________________ this ____ day of _______________.

                                          ____________________________

                         By  _________________________
                         Its _________________________

                                   EXHIBIT C

                        ASSIGNMENT OF PROPRIETARY RIGHTS
                        --------------------------------

     WHEREAS, Sherwood Partners, Inc., (the "Assignor"), has been assigned the trademarks, service marks, trade names, logos, designs, and the goodwill associated therewith (collectively the "Marks") and domain names registered with a domain name registration company (the "Domain Names," as set forth in Schedule
1) which have been in continuous use by and related to the business of drDrew.com, Inc.;

     WHEREAS, by virtue of the Asset Purchase Agreement, dated November 1, 2000, among drkoop.com, Inc., a Delaware corporation ("Assignee"), and the Assignor, the Assignor has agreed to assign the Marks and the Domain Names and the goodwill attendant thereto to Assignee; and

     WHEREAS, the Assignor desires to memorialize the transfer of the Marks, the Domain Names and the goodwill attendant thereto to Assignee.

     NOW, THEREFORE THE ASSIGNOR AGREES TO THE FOLLOWING:

1. Assignment of the Marks. The Assignor hereby transfers, jointly or
   ------------------------
   separately, to Assignee all right, title, and interest in the Marks (including the related goodwill throughout the world). The Assignor further agrees to execute any necessary documents to transfer any registrations and applications relating to the Marks and to give written notice to Assignee of any correspondence or filings which need to be made with any office in order to properly register the Marks.

2. Registrant Name Change Agreement. The Assignor hereby promises to file a
   ---------------------------------
   Registrant Name Change Agreement with Network Solutions at http://www.networksolutions.com/makechanges/rnca/pdf/RNCA3 transfers.pdf
   (attached hereto as Exhibit 1) in order to transfer the Domain Names listed above and to have the agreement signed and notarized for each of the Domain Names. The Assignor hereby promises to abide by any other reasonable requests to effect this transfer. Furthermore, the Assignors expressly warrant and represent that Schedule 1 is a complete and accurate listing of any and all Domain Names owned or controlled by the Assignor, jointly or separately, domestically and worldwide, relating to the business of drDrew.com, Inc.

     Executed in counterparts to be effective this 1st day of November, 2000.

______________________________                     _____________________________

By ___________________________                     By___________________________
Its___________________________                     Its__________________________

Dated ___________________                          Dated ___________________

                                  SCHEDULE 1
                                 Domain Names



Domain Names
------------

drDrew.com
doctordrew.com
drivemecrazytour.com
drivemecrazyvantour.com

                                   EXHIBIT D

                       ESCROW INDEMNIFICATION AGREEMENT
                       --------------------------------

                                (see attached)

                                   EXHIBIT E

                [DRDREW.COM BOARD AND STOCKHOLDER RESOLUTIONS]
                ----------------------------------------------

                                   EXHIBIT F

                              GENERAL ASSIGNMENT
                              ------------------

                                   EXHIBIT G

               DR. DREW PINSKY EMPLOYMENT AND LICENSE AGREEMENT
               ------------------------------------------------

                                  G-1